EXHIBIT 10.36

AMENDED AND RESTATED TERM LOAN AGREEMENT
dated as of October 26, 2018
among
VORNADO REALTY L.P.,
as Borrower,

THE BANKS SIGNATORY HERETO,
each as a Bank,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

BANK OF NEW YORK MELLON, BMO HARRIS BANK, N.A.,
BRANCH BANKING AND TRUST COMPANY, MIZUHO BANK (USA),
PNC BANK, NATIONAL ASSOCIATION, TD BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION, and WELLS FARGO BANK, N.A.,
as Documentation Agents,
JPMORGAN CHASE BANK, N.A.
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Lead Arrangers and Bookrunners

BANK OF MONTREAL, BANK OF NEW YORK MELLON,
BRANCH BANKING AND TRUST COMPANY, MIZUHO BANK (USA),
PNC CAPITAL MARKETS LLC, TD SECURITIES (USA) LLC,
U.S. BANK NATIONAL ASSOCIATION and WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers

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SCHEDULE 1    -    Loan Commitments
SCHEDULE 2    -    Other Investments
SCHEDULE 2A    -    General Partner Investments
SCHEDULE 3    -    General Partner - Debt

EXHIBIT A     -    Authorization Letter
EXHIBIT B     -    Term Note
EXHIBIT C     -    [Reserved]
EXHIBIT D     -    Solvency Certificate
EXHIBIT E     -    Assignment and Assumption Agreement
EXHIBIT F     -    List of Material Affiliates
EXHIBIT G    -    [Reserved]
EXHIBIT H     -    [Reserved]
EXHIBIT I     -    Labor Matters
EXHIBIT J    -    [Reserved]
EXHIBIT K    -    Tax Compliance Certificates

AMENDED AND RESTATED TERM LOAN AGREEMENT (this “Agreement”) dated as of October 26, 2018 among VORNADO REALTY L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), JPMORGAN CHASE BANK, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent, THE FINANCIAL INSTITUTIONS LISTED ON THE COVER PAGE as Documentation Agents, and JPMORGAN CHASE BANK, N.A., in its individual capacity and not as Administrative Agent, and the other lenders signatory hereto (said lenders signatory hereto and the lenders who from time to time become Banks pursuant to Section 2.16(d), 3.07 or 12.05, each a “Bank” and collectively, the “Banks”).
WHEREAS, the Borrower, the Administrative Agent and certain of the Banks are parties to a Term Loan Agreement dated as of October 30, 2015, as amended by Amendment No. 1 to Term Loan Agreement dated as of December 21, 2017 and Amendment No. 2 to Term Loan Agreement dated as of September 20, 2018 (as so amended, the “Existing Term Loan Agreement”), pursuant to which such Banks made available to the Borrower term loans in the principal amount of $750,000,000;
WHEREAS, the Borrower has requested that the Administrative Agent and the Banks amend and restate the Existing Term Loan Agreement in its entirety, and the Administrative Agent and the Banks are willing to so amend and restate the Existing Term Loan Agreement in its entirety as set forth herein;
NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, the Administrative Agent and each of the Banks agree to amend and restate the Existing Term Loan Agreement in its entirety as follows:
ARTICLE I
DEFINITIONS; ETC.
SECTION 1.01    Definitions. As used in this Agreement the following terms have the following meanings (except as otherwise provided, terms defined in the singular have a correlative meaning when used in the plural, and vice versa):
“Additional Costs” has the meaning specified in Section 3.01.
“Administrative Agent” has the meaning specified in the preamble.
“Administrative Agent’s Office” means Administrative Agent’s office located at 270 Park Avenue, New York, New York 10017, or such other office in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Bank” has the meaning specified in Section 3.07.

“Affected Loan” has the meaning specified in Section 3.04.
“Affiliate” means, with respect to any Person (the “first Person”), any other Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with, the first Person. The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
“Agent” means, individually and collectively, Administrative Agent, each Syndication Agent and each Documentation Agent.
“Agreement” means this Amended and Restated Term Loan Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery, corruption or money-laundering.
“Applicable Lending Office” means, for each Bank and for its LIBOR Loan or Base Rate Loan, as applicable, the lending office of such Bank (or of an Affiliate of such Bank) designated as such on its signature page hereof or in the applicable Assignment and Assumption Agreement, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its LIBOR Loan or Base Rate Loan, as applicable, is to be made and maintained.
“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Loans, the respective percentages per annum determined, at any time, based on the range into which any Credit Rating then falls, in accordance with the table set forth below. Any change in any Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin as of the day of such change. Borrower shall have not less than two (2) Credit Ratings at all times, one of which shall be from S&P or Moody’s. In the event that Borrower receives only two (2) Credit Ratings, and such Credit Ratings are not equivalent, the Applicable Margin shall be the higher of the two Credit Ratings. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be (A) if the difference between the highest and the lowest such Credit Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Margin shall be the rate per annum that would be applicable if the highest of the Credit Ratings were used; and (B) if the difference between the highest and the lowest such Credit Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Margin shall be the rate per annum that would be applicable if the average of the two (2) highest Credit Ratings were used, provided that if such average is not a recognized rating category (i.e., the difference between the Credit Ratings is an even number of ratings categories), then the Applicable Margin shall be based on the lower of the two (2) highest Credit Ratings.

Borrower’s Credit Rating (S&P or Fitch/Moody’s Ratings)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for LIBOR Loans (% per annum)
A+/A1 or higher	0.00	0.75
A/A2	0.00	0.80
A-/A3	0.00	0.85
BBB+/Baa1	0.00	0.90
BBB/Baa2	0.00	1.00
BBB-/Baa3	0.25	1.25
Below BBB-/Baa3 or unrated	0.65	1.65
“Approved Electronic Platform” has the meaning specified in Section 12.07(d)(i).
“Assignee” has the meaning specified in Section 12.05(c).
“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of EXHIBIT E or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent and containing substantially the same terms as EXHIBIT E, pursuant to which a Bank assigns and an Assignee assumes rights and obligations in accordance with Section 12.05.
“Authorization Letter” means a letter agreement executed by Borrower in the form of EXHIBIT A.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank” and “Banks” have the respective meanings specified in the preamble.
“Bank Affiliate” means, (a) with respect to any Bank, (i) a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Bank or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such investment advisor.
“Bank Parties” means Administrative Agent and the Banks.
“Banking Day” means (1) any day except a Saturday or Sunday on which commercial banks are not authorized or required to close in New York City and (2) whenever such day relates to a LIBOR Loan, an Interest Period with respect to such LIBOR Loan or notice with respect to such LIBOR Loan, a day on which dealings in Dollar deposits are carried out in the London interbank market and banks are open for business in London and New York City.
“Bank Reply Period” has the meaning specified in Section 12.02.
“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor or statute or statutes.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Base Rate” means, for any day, the highest of (1) the NYFRB Rate for such day plus one-half percent (0.50%), (2) the Prime Rate for such day, and (3) the LIBOR Interest Rate for such day if a LIBOR Loan with an Interest Period of one month were being made on such day plus one percent (1.0%); provided that, for the purpose of this definition, the LIBOR Interest Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBOR Interest Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBOR Interest Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.02 hereof, then the Base Rate shall be the greater of clause (1) and (2) above and shall be determined without reference to clause (3) above. For the avoidance of doubt if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Loan which shall accrue interest at a rate determined in relation to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the preamble.
“Borrower’s Accountants” means Deloitte LLP, any other “Big 4” accounting firm selected by Borrower (or a successor thereof), or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.
“Borrower’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statements of operations, changes in equity and cash flows, and footnotes thereto, of the Borrower, in each case prepared in accordance with GAAP and as filed with the SEC as SEC Reports.
“Borrower’s Pro Rata Share” means an amount determined based on the pro rata ownership of the equity interests of a Person by Borrower and Borrower’s consolidated subsidiaries.
“Capitalization Value” means, at any time, the sum of (1) with respect to Real Property Businesses (other than UJVs), individually determined, the greater of (x) Combined EBITDA from such businesses (a) in the case of all Real Property Businesses other than hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) the Gross Book Value of such businesses; (2) with respect to Other Investments, which do not have publicly traded shares, the Net Equity Value of such Other Investments; (3) with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) Combined EBITDA from such Real Property UJVs (a) in the case of all Real Property UJVs other than those owning hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at the rate of 6.0%, less Borrower’s Pro Rata Share of any Indebtedness attributable to such Real Property UJVs, and (y) the Net Equity Value of such Real Property UJVs (subject to the last sentence of this definition); and (4) without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and capitalized development costs (exclusive of tenant improvements and tenant leasing commission costs), and the fair market value of publicly traded securities, at such time, all as determined in accordance with GAAP. For clarity, the parties acknowledge and agree that the calculations pursuant to clause (1)(x) and (y) and clause (3)(x) and (y) above in this definition are intended to be made on a Real-Property-Asset-by-Real-Property-Asset basis. For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Combined EBITDA will be reduced by actual Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value in excess of 35% of the total Capitalization Value from all Real Property Businesses and Other Investments owned by UJVs shall not be included in Capitalization Value, and (3) the aggregate contribution to Capitalization Value from leasing commissions and management and development fees in excess of 15% of Combined EBITDA shall not be included in Capitalization Value. To the extent that liabilities of a Real Property UJV are Recourse to Borrower or the General Partner, then for purposes of clause (3)(y) above, the Net Equity Value of such Real Property UJV shall not be reduced by such Recourse liabilities.
“Capitalization Value of Unencumbered Assets” means, at any time, the sum of (1) with respect to Real Property Businesses (other than UJVs), individually determined, the greater of (x) Unencumbered Combined EBITDA from such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels or trade show space, the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) the Gross Book Value of such businesses; (2) with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) the Unencumbered Combined EBITDA from such Real Property UJVs (a) in the case of Real Property UJVs other than those owning hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) the Net Equity Value of such Real Property UJVs; and (3) without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and capitalized development costs (exclusive of tenant improvements and tenant leasing commission costs), and the fair market value of publicly traded securities that are Unencumbered Assets of Borrower, at such time, all as determined in accordance with GAAP. For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Unencumbered Combined EBITDA will be reduced by actual Unencumbered Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 35% of the total Capitalization Value of Unencumbered Assets from the aggregate of all Real Property Businesses owned by UJVs, and notes and mortgage loans receivable that are Unencumbered Assets at such time, as determined, in accordance with GAAP, shall not be included in Capitalization Value of Unencumbered Assets, and (3) the aggregate contribution to Capitalization Value of Unencumbered Assets from leasing commissions and management and development fees in excess of 15% of Unencumbered Combined EBITDA shall not be included in Capitalization Value of Unencumbered Assets.
“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.
“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least A or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-2 and P-2 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent) and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (h) above.
“Charges” has the meaning specified in Section 2.07.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined EBITDA” means, for any quarter, the Borrower’s Pro Rata Share of net income or loss plus Interest Expense, income taxes, depreciation and amortization and excluding the effect of non-recurring items (such as, without limitation, (i) gains or losses from asset sales, (ii) gains or losses from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions consummated during such period, and (iii) non-cash gains or losses from foreign currency fluctuations), all as determined in accordance with GAAP, of Consolidated Businesses and UJVs (provided, however, that for purposes of determining the ratio of Combined EBITDA to Fixed Charges, Combined EBITDA of UJVs shall exclude UJVs that are not Real Property UJVs), as the case may be, multiplied by four, provided however, that Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).
“Communications” has the meaning specified in Section 12.07(d)(iii).
“Consolidated Businesses” means, at any time, the Borrower and Subsidiaries of the Borrower that the Borrower consolidates in its consolidated financial statements prepared in accordance with GAAP, provided, however, that UJVs which are consolidated in accordance with GAAP are not Consolidated Businesses.
“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next interest Period.
“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Loan from one Applicable Lending Office to another.
“Credit Party” means the Administrative Agent or any Bank.
“Credit Rating” means the rating assigned by Moody’s, S&P and/or Fitch to Borrower’s senior unsecured long-term indebtedness.
“Debt” means, at any time, without duplication, (i) all indebtedness and liabilities of a Person for borrowed money, secured or unsecured, including mortgage and other notes payable (but excluding any indebtedness to the extent secured by cash or cash equivalents or marketable securities, or defeased), as determined in accordance with GAAP, and (ii) without duplication, all liabilities of a Person consisting of indebtedness for borrowed money, determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the consolidated financial statements of such Person as of that date. For purposes of determining “Total Outstanding Indebtedness” and “Debt”, the term “without duplication” shall mean (without limitation) that amounts loaned from one Person to a second Person that under GAAP would be consolidated with the first Person shall not be treated as Debt of the second Person.
“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.
“Defaulting Lender” means any Bank that (a) has failed, within three Banking Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Bank notifies the Administrative Agent in writing that such failure is the result of a good faith dispute which has been specifically identified, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Banking Days after request by the Administrative Agent or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s or Borrower’s and the Administrative Agent’s (as applicable) receipt of such certification in form and substance reasonably satisfactory to it or them (as applicable), or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action.
“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans, a variable rate of three percent (3%) plus the rate of interest then in effect thereon (including the Applicable Margin); and (2) with respect to LIBOR Loans, a fixed rate of three percent (3%) plus the rate(s) of interest in effect thereon (including the Applicable Margin) at the time of any Default or Event of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate of three percent (3%) plus the rate of interest for a Base Rate Loan (including the Applicable Margin).
“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.
“Dollars” and the sign “$” mean lawful money of the United States of America.
“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 12.02), which is October 26, 2018.
“Elect”, “Election” and “Elected” refer to elections, if any, by Borrower pursuant to Section 2.12 to have all or a portion of an advance of the Loans be outstanding as LIBOR Loans.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system(s).
“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.
“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or General Partner or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or General Partner or is required to be treated as a single employer with Borrower or General Partner under Section 414(m) or 414(o) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), profits or gains, franchise Taxes (imposed in lieu of income Taxes), and branch profits Taxes (or any similar Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in such Loan or Loan Commitment (other than pursuant to an assignment requested by the Borrower under Section 3.07) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 10.13, amounts with respect to such Taxes were payable either to such Bank's assignor immediately before such Bank acquired the applicable interest in a Loan or Loan Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 10.13 and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Execution Date” means the date of this Agreement.
“Existing Term Loan Agreement” has the meaning specified in the recitals.
“Existing Term Loans” has the meaning specified in Section 2.01(b).
“Exiting Bank” has the meaning specified in Section 12.26.
“Facility Increase” has the meaning assigned to such term in Section 2.16(d).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Banking Day by the NYFRB as the federal funds effective rate; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Year” means each period from January 1 to December 31.
“Fitch” means Fitch, Inc. and its successors.
“Fixed Charges” means, without duplication, in respect of any quarter, the sum of (i) the Borrower’s Pro Rata Share of Interest Expense for such period attributable to Debt in respect of Consolidated Businesses and Real Property UJVs, as well as to any other Debt that is Recourse to the Borrower, multiplied by four (4); and (ii) distributions during such period on preferred units of the Borrower, as determined on a consolidated basis, in accordance with GAAP, multiplied by four (4).
“Foreign Bank” means a Bank that is not a U.S. Person.
“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.15 (captioned “Financial Statements”) (except for changes concurred to by Borrower’s Accountants); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision, or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose, in either case, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of this Agreement immediately before such change shall have become effective.
“General Partner” means Vornado Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland and the sole general partner of Borrower.
“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, regulatory body, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Gross Book Value” means the undepreciated book value of assets comprising a business, determined in accordance with GAAP.
“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.
“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBOR Base Rate”.
“Increased Amount Date” has the meaning assigned to such term in Section 2.16(d).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.
“Interest Expense” means, for any quarter, the consolidated interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of Borrower that is attributable to Borrower’s Pro Rata Share in its Consolidated Businesses in respect of Real Property Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts and premiums; (3) any payments or fees (other than upfront fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs (to the extent not included above) multiplied by Borrower’s Pro Rata Share in the UJVs in respect of Real Property Businesses, in all cases as reflected in the Borrower’s Consolidated Financial Statements, provided that there shall be excluded from Interest Expense capitalized interest covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan). “Interest Expense” shall not include the non-cash portion of interest expense attributable to convertible Debt determined in accordance with ASC 470-20.
“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date the same is advanced, converted from a Base Rate Loan or Continued, as the case may be, and ending, as Borrower may select pursuant to Section 2.06, on the numerically corresponding day in the first, second, third or, if available from all of the Banks, sixth calendar month thereafter (or at Administrative Agent’s reasonable discretion a period of shorter duration), provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period

(for which the LIBO Screen Rate is available) that is longer than the Impacted Interest Period, in each case, at such time.
“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.
“Lead Arrangers” means JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated.
“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBOR Base Rate.”
“LIBOR Base Rate” means, with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in each case the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBOR Interest Rate” means, for any LIBOR Loan, a rate per annum determined by Administrative Agent to be equal to the quotient of (1) the LIBOR Base Rate for such LIBOR Loan for the Interest Period therefor divided by (2) one minus the LIBOR Reserve Requirement for such LIBOR Loan for such Interest Period.
“LIBOR Loan” means all or any portion (as the context requires) of any Bank’s Loan which shall accrue interest at rate(s) determined in relation to LIBOR Interest Rate(s).
“LIBOR Reserve Requirement” means, for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such LIBOR Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars ($1,000,000,000) against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (2) any category of extensions of credit or other assets which include loans the interest rate on which is determined on the basis of rates referred to in said definition of “LIBOR Base Rate”.
“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).
“Loan” means, with respect to each Bank, its advances of Term Loans (including any New Term Loans), collectively.
“Loan Commitment” means, with respect to each Bank, the obligation to make a Term Loan in the principal amount set forth on Schedule 1 attached hereto and incorporated herein, as such amount may be increased from time to time in accordance with the provisions of Section 2.16, including any New Term Loan Commitments (upon the execution of Assignment and Assumption Agreements, the definition of Loan Commitment shall be deemed revised to reflect the assignment being effected pursuant to each such Assignment and Assumption Agreement). The aggregate amount of the Loan Commitments on the date hereof is $750,000,000.
“Loan Documents” means this Agreement, the Notes, the Authorization Letter and the Solvency Certificate.
“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, or property of Borrower or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents.
“Material Affiliates” means the Affiliates of Borrower listed on EXHIBIT F.
“Maturity Date” means February 1, 2024.
“Maximum Increase Amount” has the meaning assigned to such term in Section 2.16(d)(i).
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA.
“Net Equity Value” means, at any time, the total assets of the applicable business less the total liabilities of such business less the amounts attributable to the minority interest in such business, in each case as determined on a consolidated basis, in accordance with GAAP, subject to the last sentence of the definition of Capitalization Value.

“New Term Loan Commitments” has the meaning assigned to such term in Section 2.16(d)(i).
“New Term Loan” has the meaning assigned to such term in Section 2.16(d)(iii)(A).
“New Term Loan Lender” has the meaning assigned to such term in Section 2.16(d)(i).
“Note” and “Notes” have the respective meanings specified in Section 2.09.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day); provided that if none of such rates are published for any day that is a Banking Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations” means each and every obligation, covenant and agreement of Borrower, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.
“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Investment” means a Consolidated Business or UJV that does not own primarily Real Property Assets or publicly traded securities, including, without limitation, those entities more particularly set forth on Schedule 2 attached hereto.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Banking Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Parent” means, with respect to any Bank, any Person controlling such Bank.
“Participant” has the meaning specified in Section 12.05(b).
“Participant Register” has the meaning specified in Section 12.05(b).
“Payor” has the meaning specified in Section 10.12.
“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.
“Plan” means any employee benefit or other plan (other than a Multiemployer Plan) established or maintained, or to which contributions have been or are required to be made, by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.
“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Rata Share” means, with respect to each Bank, (a) from Execution Date through the Effective Date, the percentage of the Total Loan Commitment represented by such Bank’s Loan Commitment and (b) thereafter, the percentage of the total Term Exposures of all Banks represented by such Bank’s Term Exposure.
“Prohibited Transaction” means any non-exempt transaction set forth in Section 406 of ERISA or Section 4975 of the Code.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) a rating of its senior debt obligations of not less than BBB+ by S&P or Baal by Moody’s or a comparable rating by a rating agency reasonably acceptable to the Administrative Agent and (B) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) total assets in excess of Ten Billion Dollars ($10,000,000,000), but shall exclude any natural person, any Defaulting Lender and the Borrower or any of its Affiliates.
“Real Property Asset” means an asset from which income is, or upon completion expected by the Borrower to be, derived predominantly from contractual rent payments under leases with unaffiliated third party tenants, hotel operations, tradeshow operations or leasing commissions and management and development fees, and shall include those investments in mortgages and mortgage participations owned by the Borrower as to which the Borrower has demonstrated to the Administrative Agent, in the Administrative Agent’s reasonable discretion, that Borrower has control of the decision-making functions of management and leasing of such mortgaged properties, has control of the economic benefits of such mortgaged properties, and holds the right to acquire such mortgaged properties.
“Real Property Business” means a Consolidated Business or UJV that owns primarily Real Property Assets.
“Real Property UJV” means a UJV that is a Real Property Business.
“Recipient” means the Administrative Agent and any Bank.
“Recourse” means, with reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g. by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor). A guaranty of Debt issued by Borrower or General Partner (as distinguished from a Subsidiary) shall be Recourse, but a guaranty for completion of improvements in connection with Debt shall be deemed Without Recourse, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.
“Regulatory Change” means the occurrence after the date of this Agreement or, with respect to any Bank, such later date on which such Bank becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Bank (or, for purposes of Section 3.06, by any lending office of such Bank or by such Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued, provided, however, that if the applicable Bank shall have implemented changes prior to the Execution Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Regulatory Change with respect to such Bank.
“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.
“Relevant Documents” has the meaning specified in Section 11.02.
“Replacement Bank” has the meaning specified in Section 3.07.
“Replacement Notice” has the meaning specified in Section 3.07.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.
“Required Banks” means, at any time, Banks having Term Exposures and unused Loan Commitments representing more than 50% of the sum of the total Term Exposures and unused Loan Commitments at such time; provided that, in the event any of the Banks shall be a Defaulting Lender, then for so long as such Bank is a Defaulting Lender, “Required Banks” means Banks (excluding all Defaulting Lenders) having Term Exposures and unused Loan Commitments representing more than 50% of the sum of the total Term Exposures and unused Loan Commitments of such Banks (excluding all Defaulting Lenders) at such time.
“Required Payment” has the meaning set forth in Section 10.12.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including but not limited to Cuba, Crimea, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of Sanctions.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” means the reports required to be delivered to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
“Secured Indebtedness” means, at any time, that portion of Total Outstanding Indebtedness that is not Unsecured Indebtedness.
“Secured Indebtedness Adjustment” has the meaning set forth in Section 8.07.
“Solvency Certificate” means a certificate in substantially the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.
“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other entity, fifty percent (50%) or more of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which are owned, directly or indirectly, by that Person or by one or more other Subsidiaries of that Person and over which that Person or one or more other Subsidiaries of that Person exercise sole control. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power for the election of directors or trustees by reason of any contingency, and “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Term Loans and New Term Loans, if any, at such time.
“Term Loan” has the meaning specified in Section 2.01(b).
“Term Loan Note” has the meaning specified in Section 2.09.
“Total Loan Commitment” means an amount equal to the aggregate amount of all Loan Commitments.
“Total Outstanding Indebtedness” means, at any time, without duplication, the sum of Debt of the Borrower, the Borrower’s Pro Rata Share of Debt in respect of Consolidated Businesses, and any Debt of UJVs to the extent Recourse to the Borrower, as determined on a consolidated basis in accordance with GAAP.
“UJVs” means, at any time, (l) investments of the Borrower that are accounted for under the equity method in the Borrower’s Consolidated Financial Statements prepared in accordance with GAAP and (2) investments of the Borrower in which the Borrower owns less than 50% of the equity interests and that are consolidated in the Borrower’s Consolidated Financial Statements prepared in accordance with GAAP.
“Unencumbered Assets” means, collectively, assets, reflected in the Borrower’s Consolidated Financial Statements, owned in whole or in part, directly or indirectly, by Borrower and not subject to any Lien to secure all or any portion of Secured Indebtedness or to any negative pledge or similar agreement, and assets of Consolidated Businesses and UJVs which are not subject to any Lien to secure all or any portion of Secured Indebtedness or to any negative pledge or similar agreement, provided that any such Consolidated Business or UJV is not the borrower or guarantor of any Unsecured Indebtedness. For clarity, an agreement that conditions the ability to encumber assets upon the maintenance of one or more specified ratios but that does not generally prohibit the encumbrance of assets, or the encumbrance of specific assets, shall not constitute a negative pledge or similar agreement.

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets; provided that Unencumbered Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the Unencumbered Assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).
“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of accumulated plan benefits as of the close of its most recent plan year, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.
“Unrestricted Cash and Cash Equivalents” means Cash or Cash Equivalents owned by Borrower, and Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any Consolidated Businesses or UJV, that are not subject to any pledge, lien or control agreement, less amounts placed with third parties as deposits or security for contractual obligations.
“Unsecured Indebtedness” means, at any time, Total Outstanding Indebtedness that is not secured by a lien on assets of the Borrower, a Consolidated Business or a UJV, as the case may be.
“Unsecured Indebtedness Adjustment” has the meaning set forth in Section 8.06.
“Unsecured Interest Expense” means, for any quarter, the Borrower’s Pro Rata Share of Interest Expense attributable to Total Outstanding Indebtedness constituting Unsecured Indebtedness.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.13(f)(ii)(B)(3).
“VRT Principals” means the trustees, executive officers and directors of Borrower (other than General Partner) or General Partner at any applicable time.
“Without Recourse” means, with reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated asset or assets only, subject to such exceptions to the non-recourse nature of such obligation or liability (such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities), as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
SECTION 1.02    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, so that such Debt and other liabilities will be valued at the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount, and (ii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease as of the Execution Date and any similar lease entered into after the Execution Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease.
SECTION 1.03    Computation of Time Periods. Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.
SECTION 1.04    Rules of Construction. When used in this Agreement: (1) “or” is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) except as provided otherwise, all references to the singular shall include the plural and vice versa; (5) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles or Sections shall be to Articles and Sections of this Agreement unless otherwise indicated; and (7) all Exhibits to this Agreement shall be incorporated into this Agreement.
ARTICLE II
THE LOANS
SECTION 2.01    Term Loans. Subject to the terms and conditions of this Agreement, the Banks agree to make loans to Borrower as provided in this Article II.
(a)    Pursuant to the Existing Term Loan Agreement, the Banks thereunder made term loans to the Borrower in the aggregate principal amount of $750,000,000 (the “Existing Term Loans”). Such Existing Term Loans shall continue to be outstanding and shall be deemed to have been made as loans under this Agreement (each individually, a “Term Loan” and, collectively, the “Term Loans”). Subject to the terms and conditions set forth herein, on the

Effective Date the Term Loans shall be reallocated to the Banks in accordance with their Loan Commitments as set forth in Section 12.26 and Schedule 1 attached hereto. Each Term Loan shall be deemed made by the Banks ratably in accordance with their respective Loan Commitments. The Term Loans may be outstanding as: (1) Base Rate Loans; (2) LIBOR Loans; or (3) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.14. Each LIBOR Loan and Base Rate Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.
(b)    The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank. However, the failure of any Bank to make any advance of each Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loans specified hereby to be made on such date.
SECTION 2.02    [Reserved].
SECTION 2.03    [Reserved].
SECTION 2.04    [Reserved].
SECTION 2.05    Procedures for Advances. In the case of advances of Loans, Borrower shall submit to Administrative Agent a request for each advance, stating the amount requested and the expected purpose for which such advance is to be used, no later than 11:00 a.m. (New York time) on the date, in the case of advances of Base Rate Loans, which is the proposed date of such Base Rate Loan, and, in the case of advances of LIBOR Loans, which is three (3) Banking Days, prior to the date such advance is to be made. Administrative Agent, upon its receipt and approval of the request for advance, will so notify the Banks by facsimile. Not later than 11:30 a.m. (New York time) on the date of each advance (or 1:00 p.m. (New York time) in the case of a Base Rate Loan for which the Borrower has made a Loan request on such date), each Bank shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower. The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s to an account designated by Borrower.
SECTION 2.06    Interest Periods; Renewals. In the case of the LIBOR Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period, subject to the following limitations: (1) no Interest Period may extend beyond the Maturity Date; (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day; and (3) only eight (8) discrete segments of a Bank’s Loan bearing interest at a LIBOR Interest Rate for a designated Interest Period pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Bank’s Loan corresponding to a proportionate segment of each of the other Banks’ Loans).

Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.
SECTION 2.07    Interest. Borrower shall pay interest to Administrative Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin and (2) for LIBOR Loans at a rate equal to the applicable LIBOR Interest Rate plus the Applicable Margin. Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.
The interest rate on Base Rate Loans shall change when the Base Rate changes. Interest shall be calculated for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.
Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this paragraph shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Bank.
Accrued interest shall be due and payable in arrears, (x) in the case of Base Rate Loans, on the first Banking Day of each calendar month and (y) in the case of LIBOR Loans, at the expiration of the Interest Period applicable thereto, but no less frequently than once every three (3) months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.
SECTION 2.08    [Reserved].
SECTION 2.09    Notes. Unless otherwise requested by a Bank, any Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower in the form of EXHIBIT B duly completed and executed by Borrower, in a principal amount equal to such Bank’s Loan Commitment, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.05, a “Term Loan Note”). A particular Bank’s Term Loan Note(s) is also collectively referred to in this Agreement as such Bank’s “Note”; all such Term Loan Notes and interests are referred to collectively in this Agreement as the “Notes”. The Term Loans shall mature, and all outstanding principal and accrued interest and other Obligations shall be paid in full, on the Maturity Date, as the same may be accelerated in accordance with this Agreement.
Each Bank is hereby authorized by Borrower to endorse on the schedule attached to the Term Loan Note held by it or on any accounts maintained by it, the amount of each advance, and each payment of principal received by such Bank for the account of its Applicable Lending Office(s) on account of its Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Loans made by such Bank. The failure by Administrative Agent or any Bank to make such notations with respect to the Loans or each advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Notes.
SECTION 2.10    Prepayments. Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon at least one (1) Banking Day’s notice to Administrative Agent in the case of the Base Rate Loans, and at least three (3) Banking Days’ notice to Administrative Agent in the case of LIBOR Loans, prepay the Loans, in whole or in part, provided that (1) any partial prepayment under this Section shall be in integral multiples of One Million Dollars ($1,000,000); and (2) each prepayment under this Section shall include, at Administrative Agent’s option, all interest accrued on the amount of principal prepaid to (but excluding) the date of prepayment. Any Loans that are prepaid or repaid may not be reborrowed.
SECTION 2.11    Method of Payment. Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall deliver federal reference number(s) evidencing the applicable wire transfer(s) to Administrative Agent as soon as available thereafter on such day. Administrative Agent will thereafter, on the day of its receipt of each such payment(s), cause to be distributed to each Bank (1) such Bank’s appropriate share (based upon the respective outstanding principal amounts and interest due under the Loans of the Banks) of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank by Borrower in accordance with the terms of this Agreement. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 a.m. (New York time) on any Banking Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Bank together with interest thereon paid by the Administrative Agent, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Prime Rate.
Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

SECTION 2.12    Elections, Conversions or Continuation of Loans. Subject to the provisions of Article III and Sections 2.06 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of the Loans be LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that: (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.14; and (2) a LIBOR Loan may be Continued only on the last day of the applicable Interest Period for such LIBOR Loan. Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s Loan in accordance with its Pro Rata Share. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent, at the request of the Required Banks, may require, by notice to Borrower, that (i) no outstanding Loan may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.
SECTION 2.13    Minimum Amounts. With respect to the Loans as a whole, each Election and each Conversion shall be in an amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) or such lesser amount as shall be available or outstanding, as the case may be.
SECTION 2.14    Certain Notices Regarding Elections, Conversions and Continuations of Loans. Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 11:00 a.m. (New York time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Notice	Number of Banking Days Prior
Conversions into or Continuations as Base Rate Loans	Same Banking Day
Elections of, Conversions into or Continuations as LIBOR Loans	Three (3)

Promptly following its receipt of any such notice, Administrative Agent shall so advise the Banks by facsimile. Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06). In the event that Borrower fails to Elect to have any portion of an advance of the Loans be LIBOR Loans, the portion of such advance for which a LIBOR Loan Election is not made shall constitute Base Rate Loans. In the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will be automatically Converted into Base Rate Loans on the last day of the then current applicable Interest Period for such LIBOR Loans.
SECTION 2.15    Payments Generally. If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.01(b) or 10.05, then the Administrative

Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.16    Changes of Loan Commitments.
(a)    [Reserved].
(b)    [Reserved].
(c)    [Reserved].
(d)    (i)    The Borrower may, by written notice to the Administrative Agent on one or more occasions on or after the Effective Date, elect to request the increase of the Total Loan Commitment or the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an aggregate amount of Five Hundred Million Dollars ($500,000,000) that would result in the sum of the Total Loan Commitment plus all New Term Loan Commitments not exceeding One Billion Two Hundred Fifty Million Dollars ($1,250,000,000) in the aggregate (each such amount in addition to the Total Loan Commitment as of the Effective Date, a “Facility Increase” and the maximum aggregate increase, the “Maximum Increase Amount”) and not less than $25,000,000 per request (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between the Maximum Increase Amount and the sum of all such Facility Increases obtained prior to such date), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the Facility Increase shall be effective and (B) the identity of each Bank or other Person that is a Qualified Institution (each other Qualified Institution which agrees to provide all or a portion of such Facility Increase and which is not already a Bank being referred to herein as a “New Term Loan Lender”) to which the Borrower proposes any portion of such Facility Increase be allocated and the amounts of such allocations; provided that any Bank or other Qualified Institution approached to provide all or a portion of a Facility Increase may elect or decline, in its sole discretion, to provide such Facility Increase and the Administrative Agent shall have the right to approve any New Term Loan Lender, which approval will not be unreasonably withheld or delayed. Any Bank that fails to respond to a request for a Facility Increase shall be deemed to have elected to not provide such Facility Increase.
(ii)    Such Facility Increase shall become effective as of such Increased Amount Date, subject to the satisfaction of each of the following conditions precedent:
(A)    no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Facility Increase;
(B)    the Facility Increase shall be effected pursuant to one or more joinder agreements in form and substance reasonably satisfactory to, and executed and delivered by, the Borrower, the Banks providing the Facility Increase and the Administrative Agent, each of which shall be recorded in the Register, and any New Term Loan Lender shall become a Bank hereunder;
(C)    the Borrower shall deliver or cause to be delivered any promissory notes, certificates, legal opinions, resolutions or other documents reasonably requested by the Administrative Agent in connection with any such transaction, consistent with those delivered on the Effective Date under Section 4.01; and
(D)    the Borrower shall have paid, pursuant to separate agreements between the Borrower and the Administrative Agent, the arranger for the Facility Increase and/or the Banks providing such Facility Increase, (A) all reasonable costs and expenses incurred by the Administrative Agent in connection with the applicable Facility Increase and (B) any fees that the Borrower has agreed to pay to the arranger for the Facility Increase and/or the Banks providing such Facility Increase in connection with such Facility Increase.
(iii)    Additional Facility Increase Matters.
(A)    On any Increased Amount Date on which any Facility Increase is effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Bank providing a commitment for such Facility Increase shall make a loan to Borrower (a “New Term Loan”) in an amount equal to its commitment for such Facility Increase, and (ii) each Bank providing such Facility Increase shall become a Bank hereunder with respect to the New Term Loan made pursuant thereto. Any New Term Loans made on an Increased Amount Date may be designated a separate series (a “Series”) of New Term Loans for purposes of this Agreement.
(B)    (1) The terms of any such New Term Loans shall not provide for any amortization payments on or prior to the Maturity Date of the existing Loans, but may permit voluntary prepayment ratably with the existing Loans and (2) the applicable maturity date for such New Term Loans shall be no earlier than the latest Maturity Date of the existing Loans.
(C)    Each joinder agreement executed in connection with a Facility Increase may, without the consent of any Banks other than those providing such Facility Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of such Facility Increase and this Section 2.16(d), subject to approval by the Borrower; provided however, that any amendments that adversely affect a Bank shall be subject to Section 12.02.
ARTICLE III
YIELD PROTECTION; ILLEGALITY; ETC.
SECTION 3.01    Additional Costs. Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may reasonably determine to be necessary to compensate it for any increased costs which such Bank determines are attributable to its making or maintaining any Loan, or its obligation to make or maintain any Loan, or its obligation to Convert a Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of its Loan or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
(1)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(2)    (other than to the extent the LIBOR Reserve Requirement is taken into account in determining the LIBOR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, liquidity, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any LIBOR Loan or any deposits referred to in the definition of “LIBOR Interest Rate”), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or
(3)    imposes any other condition, cost or expense (other than Taxes) affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).
Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.
The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.
Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.
Notwithstanding anything contained in this Article III to the contrary, Borrower shall only be obligated to pay any amounts due under this Section 3.01 or under Section 3.06 if, and a Bank shall not exercise any right under this Section 3.01 or Sections 3.02, 3.03, 3.04 or 3.06 unless, the applicable Bank is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers. In addition, Borrower shall not be obligated to compensate any Bank under any such provision for any amounts attributable to any period which is more than nine (9) months prior to such Bank’s delivery of notice thereof to Borrower (except that if a Regulatory Change is retroactive, then such period shall be extended to include the period of retroactive effect, provided that such Bank delivered notice thereof to Borrower no later than nine (9) months after the date on which the Regulatory Change with such retroactive effect was made).
SECTION 3.02    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Loan:
(1)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Interest Rate or the LIBOR Base Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or
(2)    the Administrative Agent is advised by the Required Banks that the LIBOR Interest Rate or the LIBOR Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Banks of making or maintaining their Loans included in such borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) any notice by the Borrower of Election, Conversion or Continuation that requests the Conversion of any Loan to, or Continuation of any Loan as, a LIBOR Loan shall be ineffective, and (ii) if the Borrower requests a LIBOR Loan, such Loan shall be made or Continued as a Base Rate Loan.
(b)    If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(1) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(1) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Base Rate that gives due consideration to (1) the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and (2) any alternate rate of interest (and the application of such alternate rate) that has been approved by the Administrative Agent for use in two or more senior unsecured, publicly-available “term loan A” facilities for which (A)

the Administrative Agent acts as administrative agent and (B) the borrower is an investment-grade REIT (or the operating partnership of an investment-grade REIT) located in the United States, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 12.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Banking Days of the date notice of such alternate rate of interest and a copy of such amendment is provided to the Banks, a written notice from the Required Banks stating that such Required Banks object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.02(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any notice by the Borrower of Election, Conversion or Continuation that requests the Conversion of any Loan to, or Continuation of any Loan as, a LIBOR Loan shall be ineffective, and (y) if the Borrower requests a LIBOR Loan, such Loan shall be made or Continued as a Base Rate Loan.
SECTION 3.03    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a LIBOR Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a LIBOR Loan.
SECTION 3.04    Treatment of Affected Loans. If the obligations of any Bank to make or maintain a LIBOR Loan, or to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Section 3.01 or 3.03 (each LIBOR Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan on the last day of the then current Interest Period for the Affected Loan (or, in the case of a Conversion or conversion resulting from Section 3.03, on such earlier date as such Bank may specify to Borrower).
To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.
SECTION 3.05    Certain Compensation. Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank reasonably determines is attributable to:
(1)    any payment or prepayment of a LIBOR Loan made by such Bank, or any Conversion of a LIBOR Loan made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise;
(2)    any failure by Borrower for any reason to Convert a LIBOR Loan or a Base Rate Loan or to Continue a LIBOR Loan, as the case may be, to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14;
(3)    any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14 given or submitted by Borrower; or
(4)    any failure by Borrower to prepay a LIBOR Loan on the date specified in a notice of prepayment.
Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest (less the Applicable Margin) which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued (or not Converted, Continued or borrowed) for the period from the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow) to the last day of the then current applicable Interest Period (or, in the case of a failure to Convert, Continue or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for the LIBOR Loan provided for herein, over (2) the amount of interest (as reasonably determined by such Bank) based upon the interest rate which such Bank would have bid in the London interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period. A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.
The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.
SECTION 3.06    Capital Adequacy. If any Bank shall have determined that, after the date hereof, due to any Regulatory Change or the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error. The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.
SECTION 3.07    Substitution of Banks. If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01, (ii) is unable to make or maintain a LIBOR Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, (iii) has any increased costs as described in Section 3.06, (iv) requires the Borrower to pay any Indemnified Taxes or other amounts to such Bank or any Governmental Authority pursuant to Section 10.13, or (v) becomes a Defaulting Lender, Borrower may, within ninety (90) days of receipt of such demand or notice of the occurrence of an event described above in this Section 3.07) (provided (A) such 90-day limit shall not be applicable for a Defaulting Lender and (B) such 90-day period shall be extended for an additional period of 60 days if Borrower shall have attempted during such 90-day period to secure a Replacement Bank (as defined below) and shall be diligently pursuing such attempt), give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Loans and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice. After its replacement, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to its replacement.
In the event Borrower submits a Replacement Notice, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs, Indemnified Taxes or other amounts in question or the effect of the circumstances described in Section 3.03, in clause (2) of Section 3.02 or in Section 3.06 or the Affected Bank shall continue to be a Defaulting Lender, then, so long as no Event of Default shall exist, Borrower may terminate the Affected Bank’s entire Loan Commitment, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Loans, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 or 10.13. After any termination as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such termination.
In the event Borrower opts to give the notice provided for in clause (y) above, and if Administrative Agent shall promptly (and in any event, within thirty (30) days of its receipt of the Replacement Notice), notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent, then the Affected Bank shall, so long as no Event of Default shall exist, assign its Loans and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption Agreement, executed by the Affected Bank and the Replacement Bank. In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount of the Affected Bank’s Loans plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 and 10.13. Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, a substitute Term Loan Note shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected Bank’s Term Loan Note. The obligations evidenced by such substitute note shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents. If the Replacement Bank is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent a certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13. After any assignment as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such assignment.
Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.
SECTION 3.08    Obligation of Banks to Mitigate.
Each Bank agrees that, as promptly as practicable after such Bank has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 3.01, 3.02, 3.03, 3.06 or 10.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts at the cost and expense of the Borrower (i) to make, issue, fund, or maintain the Loan Commitment of such Bank or the affected Loans of such Bank through another lending office of such Bank, or (ii) to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if as a result thereof the circumstances that would cause such Bank to be an Affected Bank would cease to exist or the additional amounts that would otherwise be required to be paid to such Bank pursuant to Sections 3.01, 3.02, 3.03, 3.06 or 10.13 would be reduced and if, as reasonably determined by such Bank in its sole discretion, the making, issuing, funding, or maintaining of such Loan Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan Commitment or Loans or would not be otherwise disadvantageous to the interests of such Bank.
ARTICLE IV
CONDITIONS PRECEDENT
SECTION 4.01    Conditions Precedent to the Loans. The obligations of the Banks hereunder and the obligation of each Bank to be deemed to make the Term Loans hereunder are subject to the condition precedent that Administrative Agent shall have received the following documents, and each of the following requirements shall have been fulfilled:
(1)    Fees and Expenses. The payment of all fees and expenses owed to or incurred by Administrative Agent in connection with the origination of the Loans (including, without limitation, the reasonable fees and expenses of legal counsel);
(2)    Note. A Term Loan Note for each Bank, unless not requested by such Bank, duly executed by Borrower;
(3)    Financial Statements. Audited Borrower’s Consolidated Financial Statements as of and for the year ended December 31, 2017 and unaudited Borrower’s Consolidated Financial Statements as of and for the quarter ended June 30, 2018;
(4)    Certificates of Limited Partnership/Trust. A copy of the Certificate of Limited Partnership for Borrower and a copy of the articles of trust of General Partner, each certified by the appropriate Secretary of State or equivalent state official;
(5)    Agreements of Limited Partnership/Bylaws. A copy of the Agreement of Limited Partnership for Borrower and a copy of the bylaws of General Partner, including all amendments thereto, each certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Execution Date;
(6)    Good Standing Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower and General Partner are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of Borrower and General Partner;
(7)    Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower and General Partner maintain their principal places of business, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for Borrower and General Partner;
(8)    Resolutions. A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner, certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Execution Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan

Documents to be executed and delivered by General Partner hereunder on behalf Borrower;
(9)    Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of General Partner and dated the Execution Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder;
(10)    Solvency Certificate. A Solvency Certificate, duly executed, from Borrower;
(11)    Opinion of Counsel for Borrower. Favorable opinions, dated as of the Effective Date, from counsels for Borrower and General Partner, as to such matters as Administrative Agent may reasonably request;
(12)    Authorization Letter. The Authorization Letter, duly executed by Borrower;
(13)    Intentionally Omitted;
(14)    Request for Advance. A request for an advance in accordance with Section 2.05;
(15)    Certificate. The following statements shall be true and Administrative Agent shall have received a certificate dated as of the Execution Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:
(a)    All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Execution Date as though made on and as of such date, and
(b)    No Default or Event of Default has occurred and is continuing;
(16)    Compliance Certificate. A certificate of the sort required by paragraph (3) of Section 6.09;
(17)    Insurance. Evidence of the insurance described in Section 5.17; and
(18)    KYC Information. (A)The Administrative Agent and the Banks shall have received all documentation and other information about the Borrower as shall have been reasonably requested by the Administrative Agent or such Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and (B) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Bank that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial

Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Bank of its signature page to this Agreement, the condition set forth in this clause (B) shall be deemed to be satisfied).
SECTION 4.02    [Reserved].
SECTION 4.03    Deemed Representations. Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance (1) no Default or Event of Default has occurred and is continuing as of the date of such advance, and (2) each of the representations and warranties by Borrower contained in this Agreement and in each of the other Loan Documents is true and correct in all material respects (or, to the extent already qualified by materiality, in all respects) on and as of such date with the same effect as if made on and as of such date, except where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Administrative Agent and each Bank as follows:
SECTION 5.01    Existence. Borrower is a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal executive office in the State of New York, and is duly qualified as a foreign limited partnership, properly licensed, in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns properties or conducts business except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change. Each of its Consolidated Businesses is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which it owns property or conducts business, except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change. General Partner is a REIT duly organized and existing under the laws of the State of Maryland, with its principal executive office in the State of New York, is duly qualified as a foreign corporation or trust and properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would constitute a Material Adverse Change. The common shares of beneficial interest of General Partner are listed on the New York Stock Exchange.
SECTION 5.02    Corporate/Partnership Powers. The execution, delivery and performance of this Agreement and the other Loan Documents required to be delivered by Borrower hereunder are within its partnership authority, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational documents of such entity, or any instrument or agreement to which Borrower or General Partner is a party or by which Borrower, General Partner or any of their respective assets may be bound or affected

(which conflict with any such instrument or agreement would likely cause a Material Adverse Change to occur).
SECTION 5.03    Power of Officers. The officers of General Partner executing the Loan Documents required to be delivered by it on behalf of Borrower hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such Loan Document was executed.
SECTION 5.04    Power and Authority; No Conflicts; Compliance With Laws. The execution and delivery of, and the performance of the obligations required to be performed by Borrower under, the Loan Documents do not and will not (a) violate any provision of, or, except for those which have been made or obtained, require any filing (other than SEC disclosure filings), registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, except for such violations, or filings, registrations, consents and approvals which if not done or obtained would not likely cause a Material Adverse Change to occur, (b) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained or which if not obtained are not likely to cause a Material Adverse Change to occur, (c) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired which would likely cause a Material Adverse Change to occur, or (d) cause it to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument which would likely cause a Material Adverse Change to occur; to the best of its knowledge, Borrower is in compliance with all Laws applicable to it and its properties where the failure to be in compliance would cause a Material Adverse Change to occur.
SECTION 5.05    Legally Enforceable Agreements. Each Loan Document is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, as well as general principles of equity and an implied covenant of good faith and fair dealing.
SECTION 5.06    Litigation. Except as disclosed in General Partner’s SEC Reports existing as of the date hereof, there are no investigations, actions, suits or proceedings pending or, to its knowledge, threatened against Borrower, General Partner or any of their Affiliates before any court or arbitrator or any Governmental Authority reasonably likely to (i) have a material effect on Borrower’s ability to repay the Loans, (ii) result in a Material Adverse Change, or (iii) affect the validity or enforceability of any Loan Document.
SECTION 5.07    Good Title to Properties. Borrower and each of its Material Affiliates have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the financial statements referred to in Sections 4.01(3) and 5.15 and only with exceptions which do not materially detract from the value of such property or assets or the use thereof in Borrower’s and such Affiliate’s businesses, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement) and except where failure to comply with the foregoing would likely result in a Material Adverse Change. Borrower and its Material Affiliates enjoy peaceful and undisturbed possession of all leased property under leases which are valid and subsisting and are in full force and effect, except to the extent that the failure to be so would not likely result in a Material Adverse Change.
SECTION 5.08    Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest or where the failure to comply with the foregoing would not likely result in a Material Adverse Change.
SECTION 5.09    ERISA. To the knowledge of Borrower, each Plan is in compliance in all material respects with its terms and all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan that, assuming the taxable period of the transaction expired as of the date hereof, could subject Borrower, General Partner or any ERISA Affiliate to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA, except as would not reasonably be expected to result in a Material Adverse Change; except as would not likely result in a Material Adverse Change, no Reportable Event has occurred with respect to any Plan within the last six (6) years; except as would not likely result in a Material Adverse Change, no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; to the knowledge of Borrower, there are no circumstances which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; except as would not likely result in a Material Adverse Change, Borrower, General Partner and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA with respect to the Plans of each and except as disclosed in the Borrower’s Consolidated Financial Statements there was no Unfunded Current Liability with respect to any Plan established or maintained by each as of the last day of the most recent plan year of each Plan; and except as would not likely result in a Material Adverse Change, Borrower, General Partner and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA) which is due and payable for more than 45 days and has not been reserved against. None of the assets of Borrower or General Partner under this Agreement constitute “plan assets” (within the meaning of C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA) of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code.
SECTION 5.10    No Default on Outstanding Judgments or Orders. Borrower has satisfied all judgments which are not being appealed and is not in default with respect to any rule or regulation or any judgment, order, writ, injunction or decree applicable to Borrower, of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which failure to satisfy or which being in default is likely to result in a Material Adverse Change.

SECTION 5.11    No Defaults on Other Agreements. Except as disclosed to the Bank Parties in writing or as disclosed in General Partner’s SEC Reports existing as of the date hereof, Borrower, to the best of its knowledge, is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change. To the best of its knowledge, Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.
SECTION 5.12    Government Regulation. Neither Borrower nor General Partner is, or is required to be registered as an “investment company”, or subject to regulation, under the Investment Company Act of 1940.
SECTION 5.13    Environmental Protection. To Borrower’s knowledge, except as disclosed in General Partner’s SEC Reports existing as of the date hereof, none of Borrower’s or its Affiliates’ properties contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower that is likely to result in a Material Adverse Change, or (2) is likely to result in the imposition of a Lien on any assets of Borrower or any Material Affiliates that is likely to result in a Material Adverse Change. To Borrower’s knowledge, neither it nor any Material Affiliates are in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under any Environmental Law that is likely to result in a Material Adverse Change.
SECTION 5.14    Solvency. Borrower is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.
SECTION 5.15    Financial Statements. Borrower’s Consolidated Financial Statements most recently delivered to the Banks prior to the date of this Agreement are in all material respects complete and fairly present the financial condition and results of operations of the subjects thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP. There has been no Material Adverse Change since the date of such most recently delivered Borrower’s Consolidated Financial Statements or if any of Borrower’s Consolidated Financial Statements have been delivered pursuant to Section 6.09(1) or (2) subsequent to the date of this Agreement, there has been no Material Adverse Change since the date of Borrower’s Consolidated Financial Statements most recently delivered pursuant to one of such sections.
SECTION 5.16    Valid Existence of Affiliates. Each Material Affiliate is an entity duly organized and existing in good standing under the laws of the jurisdiction of its formation. As to each Material Affiliate, its correct name, the jurisdiction of its formation, Borrower’s direct or indirect percentage of beneficial interest therein, and the type of business in which it is primarily engaged, are set forth on EXHIBIT F. Borrower and each of its Material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted. Each Material Affiliate is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would likely cause a Material Adverse Change to occur.
SECTION 5.17    Insurance. Each of Borrower and each of its Material Affiliates has in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.
SECTION 5.18    Accuracy of Information; Full Disclosure. (a) Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith) or certified as being true and correct by or on behalf of the Borrower to the Administrative Agent or any Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so certified) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing or that is not included in General Partner’s SEC Reports that materially affects adversely or, so far as Borrower can now reasonably foresee, will materially affect adversely the business or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.
(b)    As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date (if any) to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 5.19    Use of Proceeds. All proceeds of the Loans will be used by Borrower for any purpose permitted by law, including, without limitation, working capital and other general corporate purposes. Neither the making of any Loan nor the use of the proceeds thereof nor any other extension of credit hereunder will violate the provisions of Regulations T, U, or X of the Federal Reserve Board. None of the General Partner, the Borrower or their Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purposes of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulations T, U and X of the Federal Reserve Board in a manner that would violate the provisions of Regulations T, U, or X of the Federal Reserve Board.
SECTION 5.20    Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan

Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect, those which, if not made or obtained, would not likely result in a Material Adverse Change and those which will be made in due course as SEC disclosure filings.
SECTION 5.21    Principal Offices. As of the Execution Date, the principal office, chief executive office and principal place of business of Borrower is 888 Seventh Avenue, New York, New York 10106.
SECTION 5.22    General Partner Status. General Partner is qualified and General Partner intends to continue to qualify as a REIT.
(1)    As of the date hereof, the General Partner owns no assets other than ownership interests in Borrower or as disclosed on Schedule 2A attached hereto.
(2)    The General Partner is neither the borrower nor guarantor of any Debt except as disclosed on Schedule 3 attached hereto.
SECTION 5.23    Labor Matters. Except for collective bargaining agreements disclosed on EXHIBIT I and Multiemployer Plans named in such collective bargaining agreements, (i) as of the date hereof, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower, General Partner, or any ERISA Affiliate and (ii) neither Borrower, General Partner, nor any ERISA Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which would likely result in a Material Adverse Change.
SECTION 5.24    Organizational Documents. The documents delivered pursuant to Section 4.01(4) and (5) constitute, as of the Execution Date, all of the organizational documents of the Borrower and General Partner. Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of each such documents. General Partner is the general partner of the Borrower. General Partner holds (directly or indirectly) not less than ninety percent (90%) of the ownership interests in Borrower as of the Execution Date.
SECTION 5.25    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to attain compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees and to the knowledge of the Borrower its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the General Partner, the Borrower, any Subsidiary or any of their respective directors, trustees, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.
SECTION 5.26    EEA Financial Institutions. Neither the Borrower nor any of its Subsidiaries is an EEA Financial Institution.

ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any of the Loans shall remain unpaid or the Loan Commitments remain in effect, or any other amount is owing by Borrower to any Bank hereunder or under any other Loan Document remains outstanding, Borrower shall:
SECTION 6.01    Maintenance of Existence. Preserve and maintain its legal existence and, if applicable, good standing in its jurisdiction of organization and, if applicable, qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify would not likely result in a Material Adverse Change.
SECTION 6.02    Maintenance of Records. Keep adequate records and books of account, in which entries will be made in accordance with GAAP in all material respects, except as disclosed in Borrower’s financial statements, reflecting all of its financial transactions.
SECTION 6.03    Maintenance of Insurance. At all times, maintain and keep in force, and cause each of its Material Affiliates to maintain and keep in force, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles from coverage thereof.
SECTION 6.04    Compliance with Laws: Payment of Taxes. Comply in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property, except to the extent they are the subject of a Good Faith Contest or the failure to so comply would not cause a Material Adverse Change. The Borrower will maintain in effect and enforce policies and procedures designed to attain compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 6.05    Right of Inspection. At any reasonable time and from time to time upon reasonable notice, but not more frequently than twice in any 12-month period provided that no Event of Default shall have occurred and be continuing, permit Administrative Agent or any Bank or any agent or representative thereof (provided that, at Borrower’s request, Administrative Agent or such Bank, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit the properties of, Borrower and to discuss the affairs, finances and accounts of Borrower with the independent accountants of Borrower. The request by any Bank or agent or representative thereof for such an inspection shall be made to the Administrative Agent and the Administrative Agent promptly shall notify all the Banks of such request (or if the Administrative Agent shall have requested the same on its behalf, the Administrative Agent shall notify all the Banks thereof) and any Bank that shall so desire may accompany Administrative Agent or such Bank, or such representative on such examination.
SECTION 6.06    Compliance With Environmental Laws. Comply in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest or the failure to so comply would not likely cause a Material Adverse Change.
SECTION 6.07    Payment of Costs. Pay all fees and expenses of the Administrative Agent required by this Agreement.
SECTION 6.08    Maintenance of Properties. Do all things reasonably necessary to maintain, preserve, protect and keep its and its Affiliates’ properties in good repair, working order and condition except where the failure to do so would not result in a Material Adverse Change.
SECTION 6.09    Reporting and Miscellaneous Document Requirements. Furnish to Administrative Agent (which shall promptly distribute to each of the Banks):
(1)    Annual Financial Statements. As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year, commencing with the Fiscal Year ending December 31, 2018, the Borrower’s Consolidated Financial Statements as of the end of and for such Fiscal Year, audited by Borrower’s Accountants;
(2)    Quarterly Financial Statements. As soon as available and in any event within fifty (50) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), commencing with the calendar quarter ending September 30, 2018, the unaudited Borrower’s Consolidated Financial Statements as of the end of and for such calendar quarter, reviewed by Borrower’s Accountants;
(3)    Certificate of No Default and Financial Compliance. Within fifty (50) days after the end of each of the first three quarters of each Fiscal Year and within ninety-five (95) days after the end of each Fiscal Year, a certificate of the chief financial officer or other appropriate financial officer of General Partner (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is being taken with respect thereto; (b) stating that the covenants contained in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); (c) setting forth all items comprising Total Outstanding Indebtedness (including amount, maturity, interest rate and amortization requirements), Capitalization Value, Secured Indebtedness, Combined EBITDA, Unencumbered Combined EBITDA, Interest Expense, Unsecured Interest Expense and Unsecured Indebtedness; and (d) only at the end of each Fiscal Year an estimate of Borrower’s taxable income;
(4)    Certificate of Borrower’s Accountants. Within ninety-five (95) days after the end of each Fiscal Year, a report with respect thereto of Borrower’s Accountants,

which report shall be unqualified, except as provided in the second sentence of this clause (4), and shall state that such financial statements fairly present the consolidated financial position of each of the Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years (except for changes which shall have been disclosed in the notes to the financial statements). In the event that such report is qualified, a copy of the Borrower’s Accountants’ communications with those charged with governance or any similar report delivered to the General Partner or to any officer or employee thereof by Borrower’s Accountants in connection with such financial statements (which letter or report shall be subject to the confidentiality limitations set forth herein), as well as a statement of Borrower’s Accountants to the effect that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Article VIII, insofar as they relate to financial and accounting matters.
(5)    Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, affecting Borrower which, if determined adversely to Borrower is likely to result in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;
(6)    Notice of ERISA Events. Promptly after the occurrence thereof, notice of any action or event described in clauses (c) or (d) of Section 9.01(7);
(7)    Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;
(8)    Sales or Acquisitions of Assets. Promptly after the occurrence thereof, written notice of any Disposition or acquisition of an individual asset (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of One Billion Dollars ($1,000,000,000);
(9)    Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports, written notice thereof;
(10)    Bankruptcy of Tenants. Promptly after becoming aware of the same, written notice of the bankruptcy, insolvency or cessation of operations of any tenant in any Real Property Asset of Borrower or in which Borrower has an interest to which four percent (4%) or more of aggregate annual minimum rent payable to Borrower directly or through its Consolidated Businesses or UJVs is attributable;

(11)    Offices. Thirty (30) days’ prior written notice of any change in the principal executive office of Borrower;
(12)    Environmental and Other Notices. As soon as possible and in any event within thirty (30) days after receipt, copies of all Environmental Notices received by Borrower which are not received in the ordinary course of business and which relate to a previously undisclosed situation which is likely to result in a Material Adverse Change;
(13)    Insurance Coverage. Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;
(14)    Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or General Partner sends to its respective shareholders, and copies of all regular, periodic and special reports, and all registration statements, which Borrower or General Partner files with the SEC or any Governmental Authority which may be substituted therefor, or with any national securities exchange;
(15)    Capital Expenditures. If reasonably requested by the Administrative Agent, a schedule of such Fiscal Year’s capital expenditures and a budget for the next Fiscal Year’s planned capital expenditures for each Consolidated Business that is a Real Property Business;
(16)    Change in Borrower’s Credit Rating or Beneficial Ownership. Within two (2) Banking Days after Borrower’s receipt of notice of any change in Borrower’s Credit Rating, written notice of such change, and prompt notice of any change in the information provided in any Beneficial Ownership Certification delivered to any Bank that would result in a change to the list of beneficial owners identified in such certification; and
(17)    General Information. Promptly, such other information respecting the condition or operations, financial or otherwise (including information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation), of Borrower or any properties of Borrower as Administrative Agent or any Bank may from time to time reasonably request.
ARTICLE VII
NEGATIVE COVENANTS
So long as any of the Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank hereunder or under any other Loan Document remains outstanding, Borrower shall not do any or all of the following:

SECTION 7.01    Mergers, Etc. Without the Required Banks’ consent (which shall not be unreasonably withheld) merge or consolidate with (except where Borrower or General Partner is the surviving entity, or in a transaction of which the purpose is to redomesticate such entity in another United States jurisdiction, and no Default or Event of Default has occurred and is continuing (except where such Default or Event of Default shall be cured concurrently with the effectuation of such merger, consolidation or transaction)), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) Borrower’s or General Partner’s assets substantially as an entirety (whether now owned or hereafter acquired), or if Borrower or General Partner changes its form of organization to a limited liability company, divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise), or enter into any agreement to do any of the foregoing (unless Borrower’s obligation to close thereunder is conditioned on obtaining the Required Banks’ consent). Without the Required Banks’ consent (which shall not be unreasonably withheld) neither Borrower nor General Partner shall liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or discontinue its business.
SECTION 7.02    Distributions.
Distribute cash and other property to the General Partner except only in anticipation of payment by the General Partner of dividends to its shareholders.
SECTION 7.03    Amendments to Organizational Documents.
(a)    Amend Borrower’s agreement of limited partnership or other organizational documents in any manner that would result in a Material Adverse Change without the Required Banks’ consent, which consent shall not be unreasonably withheld. Without limitation of the foregoing, no Person shall be admitted as a general partner of the Borrower other than General Partner.
(b)    Make any “in-kind” transfer of any of Borrower’s property or assets to any of Borrower’s constituent partners if such transfer would result in an Event of Default, without, in each case, the Required Banks’ consent, which consent shall not be unreasonably withheld.
SECTION 7.04    Use of Proceeds. Request any Loan and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, trustees, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII

FINANCIAL COVENANTS
So long as any of the Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank under this Agreement or under any other Loan Document remains outstanding, Borrower shall not permit or suffer:
SECTION 8.01    Intentionally Omitted.
SECTION 8.02    Ratio of Total Outstanding Indebtedness to Capitalization Value. Total Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value, each measured as of the most recently ended calendar quarter; provided, however, with respect to any fiscal quarter in which Borrower or any of its Consolidated Businesses or UJVs have acquired Real Property Assets, the ratio of Total Outstanding Indebtedness to Capitalization Value as of the end of such fiscal quarter and the next succeeding three (3) fiscal quarters may increase to 65%, provided such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter; for purposes of this covenant, (i) Total Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Outstanding Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents, and (ii) Capitalization Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is adjusted under clause (i); for purposes of determining Capitalization Value for this covenant only, (A) costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA, and (B) Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 and without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.03    Intentionally Omitted
SECTION 8.04    Ratio of Combined EBITDA to Fixed Charges. The ratio of Combined EBITDA to Fixed Charges, each measured as of the most recently ended calendar quarter, to be less than 1.40 to 1.00.
SECTION 8.05    Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense. The ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense, each measured as of the most recently ended calendar quarter, to be less than 1.50 to 1.00.
SECTION 8.06    Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets. Unsecured Indebtedness to exceed sixty percent (60%) of Capitalization Value of Unencumbered Assets, each measured as of the most recently ended calendar quarter;

provided, however, with respect to any fiscal quarter in which Borrower or any of its Consolidated Businesses or UJVs has acquired Real Property Assets, the ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets as of the end of such fiscal quarter and the next succeeding three (3) fiscal quarters may increase to 65%, provided such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter; for purposes of this covenant, (i) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify for this purpose (the “Unsecured Indebtedness Adjustment”), and (ii) Capitalization Value shall be adjusted by deducting therefrom the Unsecured Indebtedness Adjustment; for purposes of determining Capitalization Value of Unencumbered Assets for this covenant only, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 as well as any Unrestricted Cash and Cash Equivalents used to determine the Secured Indebtedness Adjustment in Section 8.07, and without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.07    Ratio of Secured Indebtedness to Capitalization Value. The ratio of Secured Indebtedness to Capitalization Value, each measured as of the most recently ended calendar quarter, to exceed 50%; for purposes of this covenant, (i) Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Secured Indebtedness that by its terms is either (1) scheduled to mature on (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify for this purpose (the “Secured Indebtedness Adjustment”), and (ii) Capitalization Value shall be adjusted by deducting therefrom the Secured Indebtedness Adjustment; for purposes of determining Capitalization Value for this covenant only, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 as well as any Unrestricted Cash and Cash Equivalents used to determine the Unsecured Indebtedness Adjustment in Section 8.06, and without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.
SECTION 8.08    Debt of the General Partner. Notwithstanding anything contained herein to the contrary, any Debt of the General Partner shall be deemed to be Debt of the Borrower (provided that the same shall be without duplication), for purposes of calculating the financial covenants set forth in this Article VIII.

ARTICLE IX

EVENTS OF DEFAULT
SECTION 9.01    Events of Default. Any of the following events shall be an “Event of Default”:
(1)    If Borrower shall fail to pay the principal of any Loans as and when due; or fail to pay interest accruing on any Loans as and when due and such failure to pay shall continue unremedied for five (5) days after the due date of such amount; or fail to pay any fee or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for five (5) days after notice by Administrative Agent of such failure to pay;
(2)    If any representation or warranty made or deemed made by Borrower in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;
(3)    If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically referred to elsewhere in this Section 9.01) and such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof; provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default; provided, however, that, in no event, is the foregoing intended to effect an extension of the Maturity Date;
(4)    If Borrower shall fail (a) to pay any Debt (other than the payment obligations described in paragraph (1) of this Section 9.01 or obligations that are recourse to Borrower solely for fraud, misappropriation, environmental liability and other normal and customary bad-act carveouts to nonrecourse obligations) the Recourse portion of which to Borrower is an amount equal to or greater than Fifty Million Dollars ($50,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment, repurchase or defeasance), prior to the stated maturity thereof;
(5)    If either Borrower or General Partner shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture by any governmental entity; (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more;
(6)    If one or more judgments, decrees or orders for the payment of money in excess of Fifty Million Dollars ($50,000,000) in the aggregate shall be rendered against Borrower or General Partner, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;
(7)    If any of the following events shall occur or exist with respect to any Plan: (a) any Prohibited Transaction; (b) any Reportable Event; (c) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) a condition exists which gives rise to imposition of a lien under Section 412(n) or (f) of the Code on Borrower, General Partner or any ERISA Affiliate, and in each case above, if either (1) such event or conditions, if any, result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or is reasonably likely to exceed Twenty Million Dollars ($20,000,000), and the same continues unremedied or unpaid for a period of forty-five (45) consecutive days after the date upon which such amount became due and payable or (2) such event or conditions, if any, is reasonably likely to result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or may exceed Twenty Million Dollars ($20,000,000) and such event or condition is unremedied, or such tax, penalty or other liability is not reserved against or the payment thereof otherwise secured to the reasonable satisfaction of the Administrative Agent, for a period of forty-five (45)

consecutive days after the date upon which such amount became due and payable and after notice from the Administrative Agent;
(8)    If General Partner shall fail at any time to (i) maintain at least one class of its common shares which has trading privileges on the New York Stock Exchange or the American Stock Exchange or is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) maintain its status as a self-directed and self-administered REIT, and in either case such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof;
(9)    If General Partner acquires any material assets other than additional interests in Borrower or as permitted by Borrower’s partnership agreement and shall fail to dispose of any such material asset for thirty (30) consecutive calendar days after notice thereof;
(10)    If at any time assets of the Borrower or General Partner constitute Plan assets for ERISA purposes (within the meaning of C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA); or
(11)    A default beyond applicable notice and grace periods (if any) under any of the other Loan Documents.
SECTION 9.02    Remedies. If any Event of Default shall occur and be continuing, Administrative Agent shall, upon request of the Required Banks, by notice to Borrower, (1) terminate the Loan Commitments, whereupon the Loan Commitments shall terminate and the Banks shall have no further obligation to extend credit hereunder; and/or (2) declare the unpaid balance of the Loans, all interest thereon, and all other Obligations payable under this Agreement to be forthwith due and payable, whereupon such balance, all such interest, and all such other Obligations due under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; and/or (3) exercise any remedies provided in any of the Loan Documents or by law; provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(5), the Loan Commitments shall automatically terminate (and the Banks shall have no further obligation to extend credit hereunder) and the unpaid balance of the Loans, all interest thereon, and all other Obligations payable under this Agreement shall automatically be and become forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.
ARTICLE X
ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS
SECTION 10.01    Appointment, Powers and Immunities of Administrative Agent. Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan

Document, together with such other powers as are reasonably incidental thereto. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by law, and shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank) (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Bank agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby. Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Obligations or for any failure by Borrower to perform any of its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and nonappealable judgment. Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent agrees with the Banks that Administrative Agent shall perform its obligations under this Agreement in good faith according to the same standard of care as that customarily exercised by it in administering its own term loans.
SECTION 10.02    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a participation in any Loan or participation from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan or participation; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification satisfactory to it from the Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Banks prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided.
SECTION 10.03    Defaults. Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than an Event of Default pursuant to Section 9.01(1)) unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives a “Notice of Default,” Administrative Agent shall give prompt notice thereof to the Banks. Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not send a notice of Default, Event of Default or acceleration to Borrower without the approval of the Required Banks. In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.
SECTION 10.04    Rights of Agent as a Bank. With respect to its Loan Commitment and the Loan provided by it, each Person serving as an Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as such Agent, and the term any “Bank” or “Banks” shall include each Person serving as an Agent in its capacity as a Bank. Each Person serving as an Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower (and any Affiliates of Borrower) as if it were not acting as such Agent.
SECTION 10.05    Indemnification of Agents. Each Bank agrees to indemnify each Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, (2) any loss of principal or interest with respect to the Loan of any Bank serving as an Agent or (3) any loss suffered by such Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower.
SECTION 10.06    Non-Reliance on Agents and Other Banks. Each Bank agrees that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and the decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. Each Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by any Agent hereunder, each Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliate of Borrower) which may come into the possession of such Agent or any of its Affiliates. Each Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein for record, or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.
SECTION 10.07    Failure of Administrative Agent to Act. Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
SECTION 10.08    Resignation or Removal of Administrative Agent. Administrative Agent shall have the right to resign at any time. Administrative Agent may be removed at any time with cause by the Required Banks as a result of its gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment, provided that Borrower and the other Banks shall be promptly notified in writing thereof. Upon any such removal or resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which successor Administrative Agent, so long as it is reasonably acceptable both to the Required Banks and, provided that no Default or Event of Default shall then exist, the Borrower, shall be that Bank then having the greatest Loan Commitment (other than the Bank resigning or removed as Administrative Agent). If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the Required Banks’ removal or resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be one of the Banks. The Required Banks or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify in writing Borrower and the other Banks. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article X and Section 12.04 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
SECTION 10.09    Amendments Concerning Agency Function. Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.
SECTION 10.10    Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.
SECTION 10.11    Transfer of Agency Function. Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify in writing Borrower and the Banks thereof.
SECTION 10.12    Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among Banks for three (3) Banking Days and thereafter at the Base Rate.

SECTION 10.13    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 10.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Banks. Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank's failure to comply with the provisions of Section 12.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to such Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.13(f)(ii)(A),(B) and (D) below) shall not be required if in the applicable Bank's reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2) in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT K-1 to the effect that such Foreign Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" within the meaning of Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) an executed copy of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Bank is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT K-2 or EXHIBIT K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT K-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.13 (including by the payment of additional amounts pursuant to this Section 10.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to apply for or seek a refund of any Taxes on behalf of, any indemnifying party or any other Person.
(h)    Survival. Each party's obligations under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    Defined Terms. For purposes of this Section 10.13, the term “applicable law” includes FATCA.
SECTION 10.14    Pro Rata Treatment. Except to the extent otherwise provided, (1) each advance of proceeds of the Loans shall be made by the Banks and (2) each prepayment of Loans under Section 2.10 shall be made for the account of the Banks, ratably according to their respective Pro Rata Shares.
SECTION 10.15    Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share ratably the benefit of such payment; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.
SECTION 10.16    Possession of Documents. Each Bank shall keep possession of its own Term Loan Note. Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.
SECTION 10.17    Syndication Agents and Documentation Agents. The Banks serving as Syndication Agents or Documentation Agents shall have no duties or obligations in such capacities. In addition, in acting as an Agent, no Bank will have any responsibility except as set forth herein and shall in no event be subject to any fiduciary or other implied duties.
SECTION 10.18    Certain ERISA Matters.
(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent, the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)    such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,
(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) such Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent, the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
ARTICLE XI

NATURE OF OBLIGATIONS
SECTION 11.01    Absolute and Unconditional Obligations. Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Obligations.
The obligations and liabilities of Borrower under this Agreement and the other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower, General Partner or any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.
SECTION 11.02    Non-Recourse to VRT Principals and the General Partner. This Agreement and the obligations hereunder and under the other Loan Documents are fully recourse to Borrower. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), and notwithstanding any applicable law that would make the General Partner liable for the debts or obligations of the Borrower, including as a general partner, no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the VRT Principals or the General Partner, and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the VRT Principals or the General Partner or out of any assets of the VRT Principals or the General Partner, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any liability pursuant to, or from any of its obligations under, the Relevant Documents, or from liability for its fraudulent actions or fraudulent omissions; (2) release any VRT Principals or the General Partner from personal liability arising outside of the terms of this Agreement for its, his or her own fraudulent actions, fraudulent omissions, misappropriation of funds, rents or insurance proceeds, gross negligence or willful misconduct; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans or any and all of the assets of Borrower (notwithstanding the fact that the VRT Principals and the General Partner have an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans, the General Partner) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or Banks’ rights against any collateral hereafter given for the Loans or Borrower, but not otherwise) or shall be enforced against any of the VRT Principals or the General Partner or their assets.

ARTICLE XII

MISCELLANEOUS
SECTION 12.01    Binding Effect of Request for Advance. Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement, it shall be bound in all respects by the request for advance submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance and whether or not the request for advance is executed and/or submitted by an authorized person.
SECTION 12.02    Amendments and Waivers. Subject to Section 2.16(d) (with respect to a Facility Increase) and Section 3.02(b), no amendment, forbearance or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver, consent or forbearance shall, unless in writing and signed by all the Banks (or in the case of (1) and (2) and (6) below, signed by all the Banks affected thereby) do any of the following: (1) forgive or reduce the principal of, or interest on, the Loans or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (2) postpone or extend any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts due hereunder or under any other Loan Document; (3) change the definition of Required Banks or Pro Rata Share or change Section 10.14 or 10.15 in a manner that would alter the pro rata sharing of payments required thereby; (4) amend this Section 12.02 or any other provision requiring the unanimous consent of the Banks; (5) waive any default in payment under paragraph (1) of Section 9.01 or any default under paragraph (5) of Section 9.01; (6) increase or decrease or extend any Loan Commitment of any Bank (except changes in Loan Commitments pursuant to Section 2.16); (7) release any guaranty (other than a guaranty given pursuant to Section 12.22); or (8) permit the assignment or transfer by the Borrower of any of its rights or obligations hereunder or under any other Loan Document except in a transaction permitted (with or without the Required Banks’ consent) pursuant to Section 7.01. Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested and (iii) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Bank shall reply promptly, but in any event within fifteen (15) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”). Other than with respect to items (1) through (8) set forth above, unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such recommendation or determination.
SECTION 12.03    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations hereunder are outstanding and unpaid.
SECTION 12.04    Expenses; Indemnification. Borrower agrees to reimburse Administrative Agent on demand for all reasonable out-of-pocket costs, expenses, and charges (including, without limitation, all reasonable fees and charges of engineers, appraisers and external legal counsel) incurred by Administrative Agent in connection with the Loans and the Loan Documents (including any amendments, modifications and waivers thereto) and to reimburse each of the Banks for reasonable out-of-pocket legal costs, expenses and charges incurred by each of the Banks in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents, including during any workout or restructuring; provided, however, that Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than any administration fee payable to Administrative Agent). Borrower agrees to indemnify Administrative Agent, each Bank, Affiliates of the foregoing, and their respective directors, officers, employees, agents and advisors (each, an “indemnified person”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of (w) the execution, delivery or performance of the Loan Documents by Borrower or the use of the proceeds of the Loans, directly or indirectly, by Borrower, (x) any claims by brokers due to acts or omissions by Borrower, (y) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of third-party counsel incurred in connection with any such investigation or litigation or other proceedings or (z) third party claims or actions against any indemnified person relating to or arising from this Agreement and the other Loan Documents and the transactions contemplated pursuant to this Agreement and the other Loan Documents provided, however, that such indemnification shall exclude any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of such indemnified person to be indemnified as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments.
SECTION 12.05    Assignment; Participation. (a) This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Administrative Agent, the Banks and their respective successors and permitted assigns. Except as provided in Section 7.01, the Borrower may not assign or transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of all the Banks (and any attempted such assignment or transfer without such consent shall be null and void). Except as otherwise provided under Section 12.04, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (b) of this Section) and, to the extent expressly contemplated hereby, the Affiliates and their respective directors, officers, employees, agents and advisors of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Subject to Section 12.05(e), prior to the occurrence of an Event of Default, any Bank may at any time, grant to an existing Bank or one or more banks, finance companies, insurance companies or other entities, other than a natural person or the Borrower and its Affiliates (a “Participant”), in minimum amounts of not less than $5,000,000 (or any lesser amount in the case of participations to an existing Bank or any lesser amount equal to such Bank’s entire remaining amount of Loans) participating interests in its Loan Commitment or any or all of its Loans. After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person, other than a natural person or the Borrower and its Affiliates, in any amount (also a “Participant”), participating interests in its Loan Commitment or any or all of its Loans. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to Borrower and Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (1), (2), (3), (4), (5), (6) or (7) of Section 12.02 without the consent of the Participant (subject to the final proviso of the first sentence of Section 12.02). The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article III with respect to its participating interest. The Borrower agrees that each Participant shall be entitled to the benefits of Section 10.13 (subject to the requirements and limitations therein, including the requirements under Section 10.13(f) (it being understood that the documentation required under Section 10.13(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.07 and 3.08 as if it were an assignee under paragraph (c) of this Section; and (B) shall not be entitled to receive any greater payment under Section 10.13, with respect to any participation, than its participating Bank would have been entitled to receive. Each Bank that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.07 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Bank; provided that such Participant agrees to be subject to Section 10.15 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loan Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.
(c)    Subject to Section 12.05(e), any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Dollars ($5,000,000) and integral multiples of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank or an assignment by a Bank to a Bank Affiliate or any lesser amount equal to such Bank’s entire remaining amount of loans) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and such transferor Bank; provided, that such assignment shall be subject to the consent of the Administrative Agent and if no Event of Default shall have occurred and be continuing, the consent of Borrower, which consents shall not be unreasonably withheld or delayed; and provided further that if an Assignee is a Bank Affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consents shall be required unless in either case the Assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender (in which case, such consent may be withheld in the sole discretion of the Administrative Agent or the Borrower). Upon execution and delivery of such instrument and an Administrative Questionnaire and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Loan Commitment as set forth in such Assignment and Assumption Agreement, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank,

Administrative Agent and Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment by a Bank to a Bank Affiliate), the transferor Bank shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default. Any consent required hereunder shall be given or denied within ten (10) Banking Days after receipt by the applicable Person of request therefor; any failure to respond within such ten (10) Banking Day period shall be deemed a denial. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Loan Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Bank may at any time assign or pledge all or any portion of its rights under this Agreement and its Note to secure the obligations of such Bank, including to a Federal Reserve Bank or other central bank having jurisdiction over such Bank. No such assignment or pledge shall release the transferor Bank from its obligations hereunder.
(e)    Except as provided in Section 12.05(d), so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its Loans and Loan Commitment, which would result in such Bank holding Loans and a Loan Commitment, without Participants, of less than Ten Million Dollars ($10,000,000); provided, however, that no Bank shall be prohibited from assigning its entire Loans and Loan Commitment so long as such assignment is otherwise permitted hereby.
(f)    Borrower recognizes that in connection with a Bank’s selling of Participations or making of assignments, any or all documentation, financial statements and other data, or copies thereof, relevant to Borrower or the Loans may be exhibited to and retained by any such Participant or assignee or prospective Participant or assignee. In connection with a Bank’s delivery of any financial statements and appraisals to any such Participant or assignee or prospective Participant or assignee, such Bank shall also indicate that the same are delivered on a confidential basis. Borrower agrees to provide all assistance reasonably requested by a Bank to enable such Bank to sell Participations or make assignments of its Loan and Loan Commitment as permitted by this Section 12.05. Each Bank agrees to provide Borrower with advance notice of all Participations to be sold by such Bank.

SECTION 12.06    Documentation Satisfactory. All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.
SECTION 12.07    Notices. (a) Unless the party to be notified otherwise notifies the other parties in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to Administrative Agent by telephone, confirmed by writing, and to the Banks and to Borrower by ordinary mail or overnight courier or telecopy, receipt confirmed, addressed to such party at (i) if to the Borrower or the Administrative Agent, its address on the signature page of this Agreement, or (ii) if to any other Bank, its address (or telecopy number) set forth in its Administrative Questionnaire. Notices shall be effective: (1) if by telephone, at the time of such telephone conversation, (2) if given by mail, three (3) calendar days after mailing; (3) if given by overnight courier, upon receipt; and (4) if given by telecopy, upon receipt if received by the recipient during its normal business hours. Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Notices and other communications to the Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Banking Day for the recipient.
(c)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 12.07, except that each Bank must only give such notice to the Administrative Agent and the Borrower.

(d)    Electronic Systems.
(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(ii)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Bank that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Banks and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(iii)    Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” None of the Administrative Agent or the Borrower or any of their respective Affiliates and such Affiliates’ respective directors, officers, employees, agents or advisors (the “Communications Parties”) warrant the adequacy of such Electronic Systems and each expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Communications Party in connection with the Communications or any Electronic System. In no event shall any Communications Party have any liability to the other parties hereto or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Bank by means of electronic communications pursuant to this Section, including through an Electronic System.
(iv) Each Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Bank for purposes of the Loan Documents. Each Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f) Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 12.08    Setoff. Upon the occurrence of an Event of Default, to the extent permitted or not expressly prohibited by applicable law, Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note, or any other Loan Document, which is not paid when due (regardless of whether such balances are then due to Borrower or General Partner), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.
SECTION 12.09    Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.
SECTION 12.10    Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
SECTION 12.11    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
SECTION 12.12    Integration. The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby (except with respect to agreements relating solely to compensation, consideration and the coordinated syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.
SECTION 12.13    Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.
SECTION 12.14    Waivers. To the extent permitted or not expressly prohibited by applicable law, in connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (2) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section 12.14, might constitute grounds for relieving Borrower of its obligations hereunder; (3) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (4) any right or claim of right to cause a marshalling of the assets of Borrower; and (5) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of payment by Borrower, pursuant to this Agreement or any other Loan Document.
SECTION 12.15    Jurisdiction; Immunities. Borrower, Administrative Agent and each Bank hereby irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in New York City, Borough of Manhattan, over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document. Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court. Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein. Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens. Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State or United States Federal court sitting in New York City, Borough of Manhattan, to the extent permitted or not expressly prohibited by applicable law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.
To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.
BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOAN. IN ADDITION, BORROWER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE NOTES, ANY RIGHT BORROWER MAY HAVE (1) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.
To the extent not prohibited by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Bank or any Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or other extension of credit hereunder or the use of the proceeds thereof.
SECTION 12.16    [Reserved].
SECTION 12.17    [Reserved].
SECTION 12.18    Intentionally Omitted.
SECTION 12.19    USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the General Partner, which information includes the name and address of the Borrower and the General Partner and other information that will allow such Bank to identify the Borrower and the General Partner in accordance with the Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act.
SECTION 12.20    [Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Bank is a Defaulting Lender:
(a)    [reserved];
(b)    the Loan Commitment of such Defaulting Lender shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided, that (i) such Defaulting Lender’s Loan Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;
(c)    In the event that the Administrative Agent and the Borrower each agrees that a Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, then such Bank shall thereupon cease to be a Defaulting Lender and on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share; and
(d)    In the event that a Bank shall become a Defaulting Lender, then, provided that no Event of Default shall have occurred and be outstanding, and subject to the provisions of applicable law, for so long as such Bank shall remain a Defaulting Lender, Borrower shall have the right to replace such Defaulting Lender as though it were an Affected Bank, in accordance with the provisions of Section 3.07.]
SECTION 12.21    [Reserved].
SECTION 12.22    Partner Guaranties. At Borrower’s request from time to time, Administrative Agent shall accept “partner” guaranties of the Loans from limited partners in Borrower in such amounts and on such terms as Borrower shall request, provided that Administrative Agent shall have reasonably satisfied itself and the Banks with respect to “know-your-customer” and anti-money laundering rules and regulations, OFAC and similar restrictions in respect of any such proposed guarantor.
SECTION 12.23    Confidentiality. Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees, and agents, including accountants, legal counsel and other advisors (it being understood that the

Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to any rating agency in connection with rating the Borrower or the Loans or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Bank on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Bank on a non-confidential basis prior to disclosure by the Borrower. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Loan Documents, and the Loan Commitments.
SECTION 12.24    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers, and the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lead Arranger and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lead Arranger nor any Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lead Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lead Arranger, nor any Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower agrees that it will not assert any claim against the Administrative Agent, any Lead

Arranger or any Bank based on an alleged breach of fiduciary duty by such Person in connection with this Agreement and the transactions contemplated hereby.
SECTION 12.25    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 12.26    Transitional Arrangements.
(a)    Existing Term Loan Agreement Superseded. This Agreement shall supersede the Existing Term Loan Agreement in its entirety, except as provided in this Section 12.26. On the Effective Date, (i) the loans outstanding under the Existing Term Loan Agreement shall become Loans hereunder, (ii) the rights and obligations of the parties under the Existing Term Loan Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided, however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Existing Term Loan Agreement) outstanding under the Existing Term Loan Agreement shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing Term Loan Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Effective Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrower; (iv) the obligations incurred under the Existing Term Loan Agreement shall, to the extent outstanding on the Effective Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Banks or the Administrative Agent under the Existing Term Loan Agreement, or constitute a waiver of any covenant, agreement or obligation under the Existing Term Loan Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby. The Banks’ interests in such obligations under the Existing Term Loan Agreement shall be reallocated and continued in a cashless roll transaction on the Effective Date in accordance with each Bank's Pro Rata Share. On the Effective Date, (A) the loans and other outstanding obligations under the Existing Term Loan Agreement owing to each Bank that is a party to the Existing Term Loan Agreement but is not a party to this Agreement (an “Exiting Bank”) shall be paid in full, and each Exiting Bank shall cease to be a Bank under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Bank under the Loan Documents (as defined in the Existing Term Loan Agreement) that are intended by their express terms to survive termination of the Loan Commitments thereunder and/or the repayment, satisfaction or discharge of obligations under any such Loan Document shall survive for such Exiting Bank hereunder, and (B) each Person listed on Schedule 1 attached to this Agreement shall be a Bank under this Agreement with the Loan Commitment set forth opposite its name on such Schedule 1. For the avoidance of doubt, all existing Interest Periods outstanding under the Existing Term Loan Agreement shall remain in place on and after the Effective Date in accordance with their terms until the end of each such Interest Period, or the conversion or continuation thereof, or prepayment of the portion of the Loans subject to such Interest Period.
(b)    Interest and Fees under Existing Term Loan Agreement. All interest and all fees and expenses owing or accruing under or in respect of the Existing Term Loan Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and shall be paid on the Effective Date in accordance with the method specified in the Existing Term Loan Agreement as if such agreement were still in effect.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

VORNADO REALTY L.P.,
a Delaware limited partnership
By: Vornado Realty Trust,
a Maryland real estate investment trust,
general partner
By: /s/ Alan J. Rice
Name:    Alan J. Rice
Title:     Senior Vice President

Address for Notices:
210 Route 4 East
Paramus, New Jersey 07652-0910
Attention: Chief Financial Officer
Telephone: (201) 587-1000
Telecopy: (201) 587-0600
with copies to:
Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Executive Vice President - Capital Markets
Telephone: (212) 894-7000
Telecopy: (212) 894-7073
and
Vornado Realty Trust
888 Seventh Avenue
New York, New York 10106
Attention: Senior Vice President - Corporation Counsel
Telephone: (212) 894-7000
Telecopy: (212) 894-7996

JPMORGAN CHASE BANK, N.A., as,
Administrative Agent and as a Bank

By: /s/ Mohammad Hasan
Name:    Mohammad Hasan
Title:     Executive Director

Address for Notices:
JPMorgan Chase Bank, N.A.
383 Park Avenue, 24th Floor
New York, New York 10179
Attn: Sangeeta Mahadevan
Telephone: (212) 834-7029
Telecopy: (212) 270-2157
and
JPMorgan Chase Bank, N.A.
500 Stanton Christiana Road, Ops 2, Floor 03
Newark, DE 19713-2107
Attn: Robert Nichols
Telephone: (302) 634-3376
Telecopy: (302) 634-4580

BANK OF AMERICA, N.A.,
as Syndication Agent and as a Bank

By: /s/ Cheryl Sneor
Name: Cheryl Sneor
Title: Vice President

BMO HARRIS BANK N.A.

By: /s/ Michael Kauffman
Name: Michael Kauffman
Title: Managing Director

BRANCH BANKING AND TRUST COMPANY

By: /s/ Brad Bowen
Name: Brad Bowen
Title: Senior Vice President

MIZUHO BANK (USA)

By: /s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Executive Director

TD BANK, N.A.

By: /s/ Howard Hsu
Name: Howard Hsu
Title: Senior Vice President

THE BANK OF NEW YORK MELLON

By: /s/ Carol Murray
Name: Carol Murray
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION

By: /s/ Denise Smyth
Name: Denise Smyth
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Kimberly Gill
Name: Kimberly Gill
Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ D. Bryan Gregory
Name: D. Bryan Gregory
Title: Managing Director

FIFTH THIRD BANK, an Ohio Banking Corporation

By: /s/ Casey Ciccone
Name: Casey Ciccone
Title: Vice President

SOCIETE GENERALE

By: /s/ John Hogan
Name: John Hogan
Title: Director

ASSOCIATED BANK, NATIONAL ASSOCIATION

By: /s/ Mitch Vega
Name: Mitch Vega
Title: Vice President

MUFG UNION BANK, N.A.

By: /s/ John T. Feeney
Name: John T. Feeney
Title: Director

HUA NAN COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

By: /s/ Gary Hsu
Name: Gary Hsu
Title: V.P. & General Manager

TRISTATE CAPITAL BANK

By: /s/ Alex Fatenko
Name: Alex Fatenko
Title: Senior Vice President